UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934

(Amendment No.2)*

Payment Data Systems, Inc.

(Name of Issuer)

Common Stock, par value $0.001 per share

(Title of Class of Securities)

70438S103

(CUSIP Number)

December 31, 2007

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

Rule 13d-1(b)

X	Rule 13d-1(c)

Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 70438S103	13G	Page 2 of 5 Pages

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Robert Evans
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)
(b)

3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 11,520,000
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 11,520,000
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,520,000
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 14.4%
12		TYPE OF REPORTING PERSON* IN

CUSIP No. 70438S103	13G	Page 3 of 5 Pages

Item 1.

(a)

Name of Issuer

Payment Data Systems, Inc.

(b)

Address of Issuer’s Principal Executive Offices

12500 San Pedro, Suite 120, San Antonio, Texas 78216

Item 2.

(a) Name of Person Filing

Robert Evans

(b) Address of Principal Business Office or, if none, Residence

P.O. Box 56, Williamsville, IL 62693

(c) Citizenship

United States

(d) Title of Class of Securities

Common Stock, $0.001 par value per share

(e) CUSIP Number

70438S103

Item 3.

Not applicable as this Schedule is filed pursuant to Rule 13d-1(c).

Item 4.  Ownership

(a) Amount beneficially owned:

11,520,000

(b) Percent of class:

14.4%

(c) Number of shares as to which the person has:

(i) Sole power to vote or direct the vote:

11,520,000

(ii) Shared power to vote or direct the vote:

0

(iii) Sole power to dispose or to direct the disposition of:

11,520,000

(iv) Shared power to dispose or to direct the disposition of:

0

CUSIP No. 70438S103	13G	Page 4 of 5 Pages

Item 5. Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. ☐

Item 6. Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not applicable.

Item 8. Identification and Classification of Members of the Group

Not applicable.

Item 9. Notice of Dissolution of Group

Not applicable.

Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 70438S103	13G	Page 5 of 5 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2008

/s/ ROBERT EVANS
Robert Evans